Exhibit 10.3
Certain confidential information contained in this document, marked by brackets and asterisks ([* * *]), has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

TRANSITIONAL TRADEMARK LICENSE AGREEMENT

BY AND AMONG

3M COMPANY,

3M INNOVATIVE PROPERTIES COMPANY,

NEOGEN CORPORATION

AND

GARDEN SPINCO CORPORATION

DATED AS OF SEPTEMBER 1, 2022

i

TRANSITIONAL TRADEMARK LICENSE AGREEMENT

This TRANSITIONAL TRADEMARK LICENSE AGREEMENT (this “Agreement”), dated as of September 1, 2022 is entered into by and among 3M Company (“Company”) and 3M Innovative Properties Company (“3M IPC”), both Delaware corporations, on the one hand, and Garden SpinCo Corporation, a Delaware corporation (“SpinCo”) and Neogen Corporation, a Michigan corporation (“Buyer”), on the other hand (collectively, the “Parties” and each individually, a “Party”).  3M IPC is a wholly owned subsidiary of 3M.

RECITALS

WHEREAS, Buyer, Company, SpinCo, and Nova RMT Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Buyer (“Merger Sub”), are parties to that certain Separation and Distribution Agreement, dated as of December 13, 2021 (the “Separation Agreement”), and that certain Agreement and Plan of Merger, dated as of December 13, 2021 (the “Merger Agreement” and, together with the Separation Agreement, the “Separation and Merger Agreements”);

WHEREAS, pursuant to the Separation and Merger Agreements, (a) Company has agreed to transfer, and cause its Subsidiaries to transfer, to SpinCo, and SpinCo has agreed to assume from Company and its Subsidiaries, among others, the SpinCo Assets (the “Separation”), (b) in exchange for the transfer of the SpinCo Assets to SpinCo, Company will receive from SpinCo a distribution of all of the issued and outstanding shares of capital stock of SpinCo (the “Distribution”), and (c) shortly following the Distribution, Merger Sub has agreed to merge with and into SpinCo, with SpinCo as the surviving corporation of such merger (the “Merger”), in each case, pursuant to the terms and conditions of the Separation and Merger Agreements;

WHEREAS, this Agreement is a “Transaction Document” pursuant to the Separation and Merger Agreements;

WHEREAS, this Agreement is being entered into by the Parties (a) as a condition to the Closing and (b) as an accommodation of Buyer, Merger Sub and SpinCo in order to promote the orderly transition of the SpinCo Business, and to effectuate the orderly consummation of the transactions contemplated under the Separation and Merger Agreements;

WHEREAS, Company owns, controls or has rights to, in or under certain Company Trademarks that relate to or are used in connection with the SpinCo Business that are not being assigned to Buyer pursuant to the Separation and Merger Agreements;

WHEREAS, outside of the United States of America, 3M IPC is the exclusive licensor of such Licensed Trademarks;

WHEREAS, in order for Buyer to continue to use certain Licensed Trademarks in connection with the Business during the applicable Term (as defined in Section 8.1), it is necessary to establish certain licenses to Trademarks among the Parties; and

WHEREAS, in light of the foregoing, Company and 3M IPC have agreed to grant license rights to Buyer to certain Company Trademarks to be used during a limited transition period.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.1          Definitions.  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Separation and Merger Agreements.  As used in this Agreement, the following terms shall have the following meanings:

“3M IPC” has the meaning assigned in the preamble hereto.

“Buyer” has the meaning assigned in the preamble hereto.

“Change of Control” means with respect to any Person, (a) the sale of all or substantially all of the ownership interests in, or the assets of, such Person in a single transaction or a series of related transactions to one or more third parties, (b) any direct or indirect acquisition, consolidation or merger of such Person by, with or into any third party, or (c) any other corporate reorganization or single transaction or series of related transactions in which direct or indirect control of such Person is transferred to one or more third parties, including by transferring an excess of fifty percent (50%) of such Person’s voting power, shares or equity, through a merger, consolidation, tender offer or similar transaction to one or more third parties.

“Closing Date” means the date of this Agreement.

“Combination Trademarks” means (a) the Trademark set forth in Appendix A to this Agreement and (b) other Trademarks consisting of any Company Trademark in combination with any Trademark included in the SpinCo Intellectual Property.

“Company” has the meaning assigned in the preamble hereto.

“Company Indemnified Party” means each of Company and its Affiliates and their respective equity holders, members, partners, agents, representatives, directors, officers, employees, successors and assigns.

“Company Trade Dress” means the trade dress, look-and-feel and visual identity of Company and its Affiliates and their respective products and services used by Company or its Subsidiaries immediately prior to the date hereof in connection with the SpinCo Business, as set forth and described in Appendix B to this Agreement.

“Distribution” has the meaning assigned in the recitals hereto.

“Licensee” means Buyer, SpinCo and each of their respective Affiliates.

“Licensed Existing Products” means all products existing in inventory as of the Closing Date that were manufactured, marketed, promoted or sold by or on behalf of the SpinCo Business under the Licensed Trademarks as of the Closing Date.

“Licensed Products” means all (a) Licensed Existing Products and (b) products similar in all material respects thereto that are manufactured, marketed, promoted or sold by or on behalf of the SpinCo Business by Licensee after the Closing Date.  For clarity, “Licensed Products” shall include the Supported Products (as defined in the Transition Distribution Services Agreement) and the Products (as defined in the Transition Contract Manufacturing Agreement).

“Licensed Trademarks” means the Company Trademarks used on or in connection with the Licensed Existing Products or the SpinCo Business immediately prior to the Closing Date, including (a) Company’s rights to “3M”, (b) the Combination Trademarks and (c) the Company Trade Dress.

“Merger” has the meaning assigned in the recitals hereto.

“Merger Agreement” has the meaning assigned in the recitals hereto.

“Merger Sub” has the meaning assigned in the recitals hereto.

“Parties” and “Party” have the meaning assigned in the preamble hereto.

“Separation” has the meaning assigned in the recitals hereto.

“Separation Agreement” has the meaning assigned in the recitals hereto.

“Separation and Merger Agreements” has the meaning assigned in the recitals hereto.

“SpinCo” has the meaning assigned in the preamble hereto.

“Term” has the meaning set forth in Section 8.1.

“Trademark Usage Guidelines” means the trademark usage guidelines available at [* * *], as may be reasonably modified in Company’s sole discretion from time to time upon reasonable notice to Buyer.

“Transitional Domain Names” means the domain names set forth in Appendix C to this Agreement.

ARTICLE 2
LICENSE GRANT; TRANSITIONAL DOMAIN NAME USE

Section 2.1          Transitional Trademark License.

(a)          Subject to the terms and conditions of this Agreement, Company and 3M IPC, on behalf of themselves and their Subsidiaries, grant to Licensee a worldwide, royalty-free, non-exclusive, non-sublicensable and non-assignable (except as set forth in Section 9.2) license, during the Term, to use the Licensed Trademarks solely in connection with the marketing, promotion, distribution and sale (or having sold) of the Licensed Products (and on related promotional materials and literature, as set forth in Article 4); provided that such uses shall be solely in substantially the same manner used by the SpinCo Business as of the Closing Date and in connection with Licensee’s transition from the Licensed Trademarks; provided further that Licensee uses commercially reasonable efforts to minimize use of such Licensed Trademarks.

(b)          All rights not expressly granted herein are reserved by the Company.  Without limiting the foregoing, (i) no use of the Licensed Trademarks shall be permitted except as provided in this Agreement, (ii) no rights to any other Trademarks are granted and (iii) no use of any Licensed Trademark shall be permitted on any product manufactured, marketed, promoted or sold by or on behalf of the SpinCo Business that is not a Licensed Product.

Section 2.2          Third Party Use.  Licensee may permit Licensee’s suppliers, distributors, resellers, consultants, independent contractors or other service providers to use the Licensed Trademarks solely in connection with the marketing, promotion, distribution and sale of the Licensed Products (and on related promotional materials and literature, as set forth in Article 4) in the ordinary course of business consistent with past practice of the SpinCo Business, solely for the purpose of performing services for or on behalf of Licensee, including as may be necessary under or required by any SpinCo Contract; provided that Licensee shall be responsible for any use of the Licensed Trademarks by any such Persons, and any action or omission of such Persons that would constitute a breach of this Agreement if committed by Licensee shall be deemed a breach of this Agreement by Licensee.

Section 2.3          Transitional Domain Name Use.  As soon as reasonably practicable after the Closing Date, the Parties will make arrangements to automatically redirect, during the Term, website visitors to the Transitional Domain Names to a domain name selected by Licensee, and Licensee shall ensure that there appear, prominently placed on the landing page of such domain name, language to be agreed between the Parties describing the relationship between Company and Licensee that is intended to avoid consumer confusion as to the identity of the Parties and the products and serviced provided thereby; provided that such language shall include a readily observable language describing Licensee’s arrangement with Company with respect to the Transitional Domain Names and Licensee’s right to use the Licensed Trademarks as a licensee.

ARTICLE 3
QUALITY STANDARDS

Section 3.1          Quality.  Licensee recognizes the importance to Company of Company’s reputation and goodwill, and to the public of maintaining high, uniformly applied standards of quality in the manufacture of products bearing the Licensed Trademarks.  In connection with the rights granted to Licensee under Section 2.1(a), Licensee (a) undertakes and agrees to use the Licensed Trademarks in accordance with the Trademark Usage Guidelines and this Agreement, (b) shall ensure that Licensed Products are at least of equal quality to the equivalent products marketed, distributed, sold or offered for sale by Company prior to the Closing Date, in which case such Licensed Products shall be deemed to comply with this Section 3.1 and (c) agrees not to engage in any business, activity, conduct, act or omission under or in association with the Licensed Trademarks that would tarnish, degrade, disparage or reflect adversely on Company, its Affiliates or their respective businesses or reputations, or the Licensed Trademarks.  Licensee shall, in a manner consistent with Licensee’s business practices, monitor the quality of all Licensed Products to ensure that they meet the requirement in the foregoing (b).  Licensee will promptly make records of such monitoring and quality control practices available to Company for inspection upon reasonable request.  Licensee will not market under the Licensed Trademarks any Licensed Products that are not in compliance with this provision.

Section 3.2          Samples of Certain Licensed Products and Notice Regarding Quality.  Licensee agrees to furnish to Company, from time to time as requested, representative samples of Licensed Products (other than Licensed Existing Products) to which it affixed the Licensed Trademarks.  If at any time, any Licensed Products (other than Licensed Existing Products) made or assembled by or for Licensee and bearing the Licensed Trademarks shall, in the reasonable opinion of Company, fail to conform in any material respect to the requirement set forth in Section 3.1(b), Company shall give Licensee notice of such failure.  Licensee shall, as soon as reasonably practicable given the circumstances, employ commercially reasonable efforts to cure such failure.  If the Licensee is unable to cure, or fails to make diligent progress towards curing in Company’s reasonable and good faith discretion, such failure within thirty (30) days after such notice, Licensee shall immediately thereafter remove the Licensed Trademarks from all such non-conforming Licensed Products in its possession at its own cost.  Subject to Section 8.2, Licensee may resume the marketing and sale of such Licensed Products after written notice from Company that all material failures previously identified with respect to such products have been cured.

ARTICLE 4
USE OF LICENSED TRADEMARKS

Section 4.1          Manner of Use.  Licensee’s use of the Licensed Trademarks on (a) the product packaging and printed material relating to the Licensed Products and (b) its advertising and marketing (including online) and other product literature for the Licensed Products shall, in each case of the foregoing clauses (a) and (b), be in a manner that is substantially consistent with those materials and literature used by Company or its Subsidiaries in connection with the Licensed Products as of the Closing Date.  All uses of the Licensed Trademarks shall conform to the Company’s Trademark Usage Guidelines, unless prior written approval for an alternative format is obtained from Company.  Uses of the Licensed Trademarks on Licensed Products in a manner substantially identical to the use of such Licensed Trademarks on Licensed Existing Products immediately prior to the Closing Date shall be deemed to comply with this Section 4.1.

Section 4.2          Restrictions on Use. Licensee shall not knowingly use the Licensed Trademarks in a manner that would reasonably be expected to be detrimental to the value of or goodwill symbolized by the Licensed Trademarks or that is reasonably likely to injure, harm or reflect unfavorably on the reputation of Company or its Affiliates, including in any manner that would reasonably be expected to tarnish, dilute or result in any security interest or lien on the Licensed Trademarks.  In no event shall Licensee use or register (or permit the use or registration of) the Licensed Trademarks, or any Trademark confusingly similar thereto, as part of a legal entity name, trade name, domain name or any other type of name or authorize others to do so or as part of any combination of marks, sub-branding or co-branding (e.g., Company/Licensee, Licensee/Company or any other combination of Company and Licensee).

Section 4.3          Compliance with Law.  Licensee will ensure that all of its business practices and operations, including its advertising, marketing and other materials, comply with all legal and regulatory requirements in all applicable jurisdictions throughout the world and with best industry standards and practices, and do not violate any third parties’ rights.

Section 4.4          Legend: No Confusion.  Licensee shall use legends, notices and markings (including the symbols TM or (R), as applicable) in connection with the Licensed Trademarks as may be required by applicable Law or otherwise as reasonably requested by Company (including a legend to indicate that the Licensed Trademarks are owned by Company and are used under license therefrom).  In any event, Licensee shall always describe the Licensed Trademarks in a manner so as to indicate clearly that they are Trademarks of Company and shall otherwise ensure that its use of the Licensed Trademarks is not likely to cause confusion, mistake or deception as to the source, affiliation, sponsorship or endorsement between Licensee and Company or their respective products or services.

Section 4.5          Notice of Improper Use.  If at any time Licensee’s use of Licensed Trademarks fails to comply with the applicable Trademark Usage Guidelines or any other provisions of this Agreement, in each case in any material respect, Company shall provide notice to Licensee and Licensee shall conform to such usage guidelines or provisions within thirty (30) days of such notice; provided that if such material non-compliance is not remedied and Licensee is not making diligent progress towards remedying in Company’s reasonable and good faith discretion, such material non-compliance following expiration of such thirty (30) day period, then Licensee’s right to the applicable Licensed Trademark shall be suspended until such material non-compliance is remediated.

ARTICLE 5
RIGHTS TO LICENSED TRADEMARKS

Section 5.1          Company Ownership. As between the Parties, Licensee acknowledges the enforceability of the Licensed Trademarks and Company’s sole and exclusive ownership thereof and agrees that any and all rights and goodwill that might be acquired by the use of the Licensed Trademarks by a Licensee shall inure to the sole benefit of Company, who shall retain all right, title and interest associated with such Licensed Trademarks.  Notwithstanding the foregoing, to the extent a Licensee is deemed to have acquired any ownership rights or goodwill in or to the Licensed Trademarks at any time, Licensee hereby assigns such rights to Company or its designee for no consideration.  Licensee agrees to fully cooperate with Company in registering and maintaining the Licensed Trademarks at Company’s election and expense.

Section 5.2          Licensee Covenants. Licensee agrees not to (a) adopt, seek to register, file or prosecute any application or other filing, in any jurisdiction, for any Licensed Trademark, or any Trademark confusingly similar thereto or dilutive thereof, no matter in what language or characters it may appear, (b) use or permit any third party to use the Licensed Trademarks in any modified form or in combination with any other mark, logo or name, in each case without the Company’s prior written consent or (c) engage in or assist with any act that challenges the validity, enforceability or ownership by Company of the Licensed Trademarks or could otherwise adversely affect the enforceability of or title to any rights of Company in or to the Licensed Trademarks.  Company has the sole right (but not the obligation) to file, prosecute until registration, maintain and renew all Licensed Trademarks.

Section 5.3          Company Covenants. Company shall, and shall cause each of its Affiliates, (a) not to use, display, seek to register, file or prosecute any application or other filing, in any jurisdiction, or license to or otherwise allow any Person to do any of the foregoing, for the Combination Trademarks during the Term or at any time thereafter, in each case without Licensee’s prior written consent, (b) abandon registrations and applications for the Combination Trademarks as soon as reasonably practicable following the Term or earlier if requested by Licensee, and (c) provide documentation to Licensee evidencing the foregoing clause (b) promptly following such abandonment.

Section 5.4          Infringement; Enforcement. Licensee shall provide prompt written notice to Company of any infringement, misappropriation or other violation of the Licensed Trademarks by a third party of which it becomes aware or of any claim that comes to Licensee’s attention alleging that the Licensed Trademarks infringe, misappropriate or otherwise violate the Intellectual Property Rights of a third party, and provide Company with any reasonable information and assistance that Company may require in connection with any of the foregoing.  Licensee shall provide reasonable cooperation in enforcing the Licensed Trademarks at Company’s request and expense, and agrees to be joined as a necessary party to any action.  Company shall be entitled to retain all proceeds of such action and shall make the relevant Licensee whole for reasonable litigation fees and expenses relating to such enforcement.  Company retains the sole right to defend, enforce and litigate the Licensed Trademarks and control any related legal proceeding and in no event may either Licensee take any action against a third party, nor make any admission, concession or settlement, with respect to the Licensed Trademarks, without Company’s prior written consent.  Nothing contained in this Agreement shall be construed as requiring Company to initiate or prosecute actions or suits against third parties for infringement, misappropriation or other violation of any of the Licensed Trademarks or defend any actions or suits brought by a third party in connection with any of the Licensed Trademarks.

ARTICLE 6
DISCLAIMER OF WARRANTIES; LIMITATION OF LIABILITY

Section 6.1          DISCLAIMER OF WARRANTIES.  EXCEPT AS EXPRESSLY PROVIDED IN THE SEPARATION AND MERGER AGREEMENTS, NO EXPRESS OR IMPLIED WARRANTIES ARE GIVEN BY COMPANY OR ITS AFFILIATES WITH RESPECT TO THE LICENSED TRADEMARKS OR ANY OTHER MATTER OR SUBJECT ARISING OUT OF THIS AGREEMENT, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, ANY IMPLIED WARRANTY ARISING OUT OF COURSE OF DEALING OR USAGE OF TRADE, OR REGARDING THE VALIDITY, REGISTRABILITY, SCOPE, ENFORCEABILITY OR NON-INFRINGEMENT OF ANY LICENSED TRADEMARKS SUBJECT TO THIS AGREEMENT.  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, LICENSEE ACKNOWLEDGES THAT THE LICENSES GRANTED IN THIS AGREEMENT AND THE LICENSED TRADEMARKS ARE PROVIDED “AS IS.”

Section 6.2          LIMITATION OF LIABILITY.  EXCEPT IN CONNECTION WITH A PARTY’S INDEMNIFICATION OBLIGATIONS HEREUNDER, IN NO EVENT SHALL A PARTY BE LIABLE TO ANY OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES IN ANY WAY RELATED TO OR ARISING FROM THIS AGREEMENT OR THE LICENSED TRADEMARKS, UNDER ANY THEORY OF LAW, INCLUDING CONTRACT, TORT OR STRICT LIABILITY, WHETHER OR NOT THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

ARTICLE 7
INDEMNIFICATION

Section 7.1          Licensee Indemnification.  Buyer or SpinCo (as applicable) shall indemnify, defend and hold harmless the Company Indemnified Parties from and against all Losses incurred by any of them based upon or arising out of or in connection with (a) a breach by Licensee of this Agreement, (b) any actual or threatened claim from a third party associated with or arising from (i) any gross negligence or willful misconduct by Buyer, SpinCo or their respective Affiliates in connection with this Agreement or (ii) the manufacture, use, sale or other disposition by Buyer, SpinCo or their respective Affiliates of Licensed Products bearing the Licensed Trademarks, except for Losses arising out of or in connection with (A) any actual or threatened claim of infringement of Intellectual Property Rights of a third party by the use of the Licensed Trademarks as permitted under this Agreement, or (B) Buyer, SpinCo or their respective Affiliates’ failure to comply with any applicable Laws in connection with this Agreement.

Section 7.2          Indemnification Procedures.  Company Indemnified Party shall promptly provide Licensee with notice of the applicable claim; provided that the failure of the Company Indemnified Party to undertake such actions shall not relieve Licensee of any obligation it may have to defend or indemnify, except and only to the extent that such Licensee’s ability to fulfill such obligation has been actually and materially prejudiced thereby.  If Licensee, within a reasonable time after receipt of such notice, should fail to assume full responsibility for the claim, the Company Indemnified Party shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle, the claim on behalf, for the account, and at the risk of, Licensee.  Licensee shall permit the Company Indemnified Party to participate in its own defense with its own counsel at its own expense.  If the Company Indemnified Party elects to participate in its own defense, Licensee shall agree to consider in good faith the views of the Company Indemnified Party and its counsel and to keep the Company Indemnified Party and its counsel reasonably informed of the progress of the defense, litigation, arbitration, or settlement discussions relating to such claims, subject to a joint-defense agreement between the Company Indemnified Party and Licensee.  Licensee shall not settle or compromise any claims against a Company Indemnified Party without the Company Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed), unless such settlement or compromise: (a) includes an unconditional release of the Company Indemnified Party from all liability arising out of such claims; (b) is solely monetary in nature; and (c) does not include remedial or equitable measures or relief (including any injunction), a statement as to, or an admission of, fault, culpability or failure to act by or on behalf of, the Company Indemnified Party or otherwise materially adversely affect the Company Indemnified Party.  Licensee shall not be responsible for any settlement made by the Company Indemnified Party without such Licensee’s written permission.

ARTICLE 8
TERM AND TERMINATION

Section 8.1          Term.  Unless terminated sooner as provided herein, this Agreement will automatically terminate six (6) months after the expiration or earlier termination of the Transition Distribution Services Agreement (such period, the “Term”).

Section 8.2          Termination.  Company may terminate this Agreement:

(a)          subject to Section 4.5, if a Licensee materially breaches the terms of this Agreement and such breach is not cured within thirty (30) days after notice thereof (except to the extent that such breach is not reasonably capable of being cured, in which case the license may be terminated immediately upon written notice from Company); provided that, to the extent that Licensee’s material breach relates to the quality or manufacture of a Licensed Product, or Licensee’s use of a Licensed Trademark, this Agreement shall terminate in part only with respect to those Licensed Trademarks and Licensed Products that are the subject of such material breach, and this Agreement shall otherwise remain in effect;

(b)          if at any time and to the extent the license granted under this Agreement is no longer permitted under applicable Law; or

(c)          if Licensee becomes or is adjudicated insolvent, is unable to meet or has ceased paying all of its payment obligations as they generally become due, or is subject to any insolvency proceeding, or makes an assignment for the benefit of creditors or is subject to receivership, conservatorship or liquidation.

Section 8.3          Effect of Termination

(a)          Upon termination of this Agreement, the licenses set forth herein shall terminate immediately and Licensee shall refrain immediately from all further use of the Licensed Trademarks, and shall not distribute, sell or otherwise dispose of any product or service, or related materials or literature, bearing any Licensed Trademarks provided, however, that, for a period of three (3) months following the end of the Term, Licensee shall be permitted to remove or obfuscate the Licensed Trademarks from, or otherwise dispose or sell of its inventory of, Licensed Products that (i) bear a Licensed Trademark and (ii) were manufactured in the ordinary course of business prior to such expiration or earlier termination of this Agreement.  The provisions of this Section 8.3 shall apply mutatis mutandis for any termination in part of this Agreement, but solely with respect to those Licensed Trademarks that are the subject of such termination.

(b)          The Parties’ rights and obligations set forth in the following Articles shall survive the expiration or earlier termination of this Agreement: Article 1 (Definitions), Section 5.1 (Company Ownership), Article 6 (Disclaimer of Warranties; Limitation on Liability), Article 7 (INDEMNIFICATION), Section 8.3 (Effect of Termination) and Article 9 (MISCELLANEOUS).

ARTICLE 9
MISCELLANEOUS

Section 9.1          Notices.  All notices or other communications to be delivered in connection with this Agreement shall be in writing and shall be deemed to have been properly delivered, given and received (a) on the date of delivery if delivered by hand during normal business hours of the recipient during a Business Day, otherwise on the next Business Day, (b) on the date of successful transmission if sent via facsimile during normal business hours of the recipient during a Business Day, otherwise on the next Business Day, or (c) on the date of receipt by the addressee if sent by a nationally recognized overnight courier or by registered or certified mail, return receipt requested, if received on a Business Day, otherwise on the next Business Day.  Such notices or other communications must be sent to each respective Party at the address or facsimile number set forth below (or at such other address or facsimile number as shall be specified by a Party in a notice given in accordance with this Section 9.1):

If to Company:

3M Company
3M Health Care Business Group
3M Center, Building 220-14E-13
St. Paul, MN 55144-1000
Attention: Group President
Email:  dealnotices@mmm.com

with a copy to:

3M Company
3M Office of General Counsel
3M Center, Building 220-9E-02
St. Paul, MN 55144-1000
Attention: Michael Dai, Secretary
Email:  dealnotices@mmm.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention: Steven A. Rosenblum
                 Jenna E. Levine
Email: SARosenblum@wlrk.com
            JELevine@wlrk.com

If to Licensee:

Neogen Corporation
620 Lesher Place
Lansing, MI 48912
Attention: Amy Rocklin, Vice President and General Counsel
Email: ARocklin@neogen.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Telephone: (212) 310-8000
Attention: Michael J. Aiello
                 Eoghan P. Keenan
E-mail: michael.aiello@weil.com
             eoghan.keenan@weil.com

Section 9.2          Assignment.  This Agreement and the rights hereunder shall be fully assignable, in whole or in part, by Company or 3M IPC without the prior written consent of Licensee in connection with the sale, transfer or assignment of all or substantially all of their respective Licensed Trademarks to the applicable assignee of such Licensed Trademarks; provided that the assignee of such Licensed Trademarks agrees to be bound by the terms of this Agreement (as the same may be amended from time to time) and assumes all of Company’s or 3M IPC’s obligations under this Agreement, as applicable.  Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated, in whole or in part by Licensee, without the prior written consent of Company which consent may be granted or withheld in Company’s sole discretion (and any purported assignment or delegation in contravention of this Section 9.2 shall be null and void and of no force and effect).  Upon a Change of Control of a Licensee, this Agreement shall immediately and automatically terminate with respect to such Licensee only, unless such Licensee has obtained prior written consent to such Change of Control from Company.  Subject to the preceding sentences of this Section 9.2, this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the Parties and their respective successors and permitted assigns.

Section 9.3          Relationship of Parties.  Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between the Parties hereto.  No Party is by virtue of this Agreement authorized as an agent, employee or legal representative of the other Party.  No Party will have the power to control the activities and operations of the other and their status is, and at all times will continue to be, that of independent contractors with respect to each other.  No Party will have any power or authority to bind or commit the other Party.  No Party will hold itself out as having any authority or relationship in contravention of this Section 9.3.

Section 9.4          Incorporation of Certain Sections of the Separation Agreement.  The following provisions of the Separation Agreement shall apply to this Agreement, mutatis mutandis, and are hereby incorporated herein by reference: Section 9.1 (Corporate Power; Facsimile Signatures), Section 9.3 (Governing Law; Submission to Jurisdiction), Section 9.5 (Headings), Section 9.6 (Entire Agreement), Section 9.7 (Amendment), Section 9.8 (Waivers of Default), the last sentence of Section 9.9 (Assignment; No Third-Party Beneficiaries), Section 9.10 (Specific Performance), Section 9.11 (Waiver of Jury Trial), Section 9.12 (Severability), Section 9.13 (Counterparts), Section 9.14 (Force Majeure), and Section 9.17 (Rules of Construction); provided that (a) the “Parties” shall be deemed to refer to the Parties hereto; (b) “this Agreement” and “Transaction Document” shall be deemed to refer to this Agreement; and (c) different sections of the Separation Agreement in Section 9.9 of the Separation Agreement shall be deemed to refer to Article 7 of this Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY

3M COMPANY

By:	/s/ Jeffrey Lavers
	Name:	Jeffrey Lavers
	Title:	Group President

3M INNOVATIVE PROPERTIES COMPANY

By:	/s/ C. Michael Geise
	Name:	C. Michael Geise
	Title:	Secretary

[Signature Page to the Transitional Trademark-License Agreement]

BUYER

NEOGEN CORPORATION

By:	/s/ John E. Adent
	Name:	John E. Adent
	Title:	President and Chief Executive Officer

SPINCO

GARDEN SPINCO CORPORATION

By:	/s/ Jerry T. Will
	Name:	Jerry T. Will
	Title:	Vice President